Exhibit 5.1

3507 Kyoto Gardens Dr., Ste. 320
Palm Beach Gardens, FL 33410
Tel: (561) 689-4441
Fax: (561) 659-0701
www.harriscramer.com

July 1, 2011

Quepasa Corporation
324 Datura Street, Suite 114
West Palm Beach, FL 33401
Attention: Mr. John Abbott, Chief Executive Officer

Re:  Quepasa Corporation / Form S-8

Dear Mr. Abbott:

You have advised us that Quepasa Corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement Form S-8 (the “Registration Statement”) with respect to 2,000,000 shares of common stock, $0.001 par value per share, issuable under the Company’s 2006 Stock Incentive Plan (the “Plan”).

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock and preferred stock as are presently outstanding and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of June 30, 2011, the Company’s authorized capital consists of (i) 50,000,000 shares of Common Stock, $0.001 par value, of which 16,643,281 shares are issued and outstanding and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued and outstanding.  You have further advised us that the Company has received valid consideration for the issuance of these shares.  You have further advised us that an additional 2,000,000 shares have been reserved for issuance under the Plan.

After having examined the Company’s articles of incorporation, bylaws, minutes and the Plan and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are, fully paid and non-assessable, duly authorized and validly issued and the shares of common stock to be issued upon exercise of the options, will, upon payment of the exercise price, be fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Harris Cramer LLP Harris Cramer LLP